Exhibit 10.1

DIRECTOR AGREEMENT

THIS DIRECTOR AGREEMENT (the “Agreement”), dated as of September 30, 2011, is made and entered into by and between NCO Group, a Delaware corporation (the “Company”), and Marc Simon (the “Director”).

WHEREAS, pursuant to Section 2.2(a) of that certain Stockholders Agreement dated November 15, 2006, by and among the Company, One Equity Partners II, L.P. and certain of its affiliates (“OEP”), and each of the Company’s other stockholders named therein, as amended from time to time (the “Stockholders Agreement”), OEP has designated the Director to serve as an independent member of the Company’s Board of Directors; and

WHEREAS, the Company desires to retain the services of the Director in the capacity as an independent member of the Company’s Board of Directors, and the Director desires to provide such services in such capacity, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreement contained herein and intending to be bound hereby, the parties agree as follows:

1.                                       Duration of Agreement.  This Agreement is effective on the date set forth above and shall govern the Director’s continued service with the Company until that service ceases in accordance with Section 8 hereof.

2.                                       Background Check.  By executing this Agreement, the Director hereby consents to and agrees to execute any documents or to take any other actions reasonably necessary or desirable to facilitate the Company’s performance of a full background check, including a report of the Director’s credit.

3.                                       Duties.  The Director shall serve as a director on the Company’s Board of Directors (the “Board”) and, in such capacity, shall provide those services required of a director as are customarily associated with and are incident to the position of director, performed in accordance the Company’s certificate of incorporation and bylaws, as may be amended from time to time, and under the corporate law of the jurisdiction of incorporation of the Company, the federal securities laws and other state and federal laws and regulations, as applicable.  Without limiting the generality of the foregoing, the Director shall attend meetings of the Board on an as needed basis.  The Director shall faithfully, competently and diligently perform to the best of his ability all of the duties required of him as a director of the Company.

4.                                       Compensation.  In consideration of his service on the Board, the Director will be entitled to compensation as set forth on Schedule A hereto.

5.                                       Reimbursement of Expenses.  The Company will pay or reimburse the Director for all reasonable out of pocket business expenses incurred or paid by the Director in the performance of his duties and responsibilities for the Company in accordance with the expense reimbursement policies of the Company, as may be amended from time to time.

6.                                       Indemnification and Advancement of Expenses.  The Director shall be entitled to indemnification and advancement of expenses on the terms set forth in the Company’s certificate of incorporation and bylaws, current copies of which are being delivered to you concurrently herewith.  The Company shall maintain directors and officers liability insurance, which provides coverage for the Director on terms and conditions approved by the Company in an amount and pursuant to policies reasonably equivalent to such insurance policies of the Company in effect as of the date hereof at all times during your term as director and for no less than 6 years thereafter.  If the Company offers any additional indemnification or insurance, whether pursuant to an agreement or otherwise, to any non-employee director of the Company in his capacity as such, the Company shall offer the same to you.

7.                                       Status.  Director hereby acknowledges and agrees that he shall not be considered an employee of the Company for any purpose.  The Director acknowledges that he will not be eligible to participate in any retirement, welfare, or other benefit plan maintained by the Company for its employees.  The Director agrees that he will not make any claim for such benefits.

8.                                       Termination.  This Agreement and the Director’s service as a director of the Company shall automatically terminate upon the death of the Director or the Director’s failure to win election or re-election to the Board. In addition, the Director may terminate Director’s service as a director of the Company for any reason upon five (5) days advance written notice to the Company.  The Director may be removed as a member of the Board of Directors in the manner set forth in the Company’s certificate of incorporation or bylaws, as applicable.  As a designee of OEP, the Director may be removed (with or without cause) by OEP at any time. In the event of any termination of Director’s service as a director of the Company or removal of Director as a director of the Company, in each case for any reason, this Agreement shall terminate concurrently therewith and the Company will have no further obligation or liability to the Director hereunder.  The Director shall be paid any compensation owed to him through the date of such termination.

9.                                       Miscellaneous.

9.1.                              Cooperation.  The Director further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which the Director was in any way involved during his service to the Company.  The Director shall render such cooperation in a timely manner on reasonable notice from the Company.

9.2.                              Section 409A.

9.2.1.                     Notwithstanding anything herein to the contrary, except to the extent any expense, reimbursement or in-kind benefit provided to the Director does not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and its implementing regulations and guidance, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Director during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Director in any other calendar year, (ii) the reimbursements for expenses for which the Director is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

9.2.2.                     Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Director that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code, provided that neither the Company nor any of its affiliates shall have any liability to the Director in the event that this Agreement is determined to not so comply.  Notwithstanding anything in this Agreement to the contrary, distributions of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code or an applicable exemption.

9.3.                              Section 280G.  Notwithstanding any other provision of this Agreement or any other agreement or arrangement between the Director and the Company or any of its affiliates, if any payment or benefit due under this Agreement, together with all other payments and benefits that the Director receives or is entitled to receive from the Company or any of its subsidiaries, affiliates or related entities, will constitute an “excess parachute payment” (as that term is defined in Section 280G(b)(1) of the Code and related regulations), such payments and benefits will be reduced by the minimum amount necessary to ensure that no portion thereof will fail to be tax-deductible by the Company or its affiliates by reason of Section 280G of the Code.  If a reduction to the payments or benefits otherwise payable under this Agreement or any other agreement or arrangement between the Director and the Company or any of its affiliates is required pursuant to this Section 10.3, such reduction shall be applied first against the latest scheduled cash payments; second to current cash payments; third to any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value; fourth to any equity or equity derivatives included under Section 280G of the Code at an accelerated value (and not at full value), which shall be reduced with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and fifth to any other non-cash benefits.

9.4.                              Other Agreements.  The Director represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or the Director’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by the Director of his duties under this Agreement.

9.5.                              Successors and Assigns.  The Company may assign this Agreement to any affiliate or to any successor to its assets and business by means of liquidation, dissolution, sale of assets or otherwise.  The duties of the Director hereunder are personal to the Director and may not be assigned by him.

9.6.                              Governing Law and Enforcement.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws.  Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the State of Delaware, and the Director and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

9.7.                              Waivers.  No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought.  Any written waiver shall not be deemed a continuing waiver of such term or condition and shall not constitute a waiver as to any act other than that specifically waived.

9.8.                              Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

9.9.                              Survival.  This Agreement will survive the cessation of the Director’s service to the extent necessary to fulfill the purposes and intent of this Agreement.

9.10.                        Notices.  Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by overnight courier, (b) mailed by overnight U.S. express mail, return receipt requested or (c) sent by telecopier.  Any notice or communication to the Director will be sent to the Director’s home address as reflected in the Company’s files.  Any notice or communication to the Company will be sent to the Company’s principal executive offices, to the attention of its Chief Executive Officer.  Notwithstanding the foregoing, either party may change the address for notices or communications hereunder by providing written notice to the other in the manner specified in this paragraph.

9.11.                        Entire Agreement; Amendments.  This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to that subject matter.  This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

9.12.                        Section Headings.  The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.

9.13.                        Counterparts; Facsimile.  This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Director has executed this Agreement, in each case on the date first above written.

NCO GROUP, INC.

By:	/s/ Joshua Gindin
Name: Joshua Gindin
Title: EVP

MARC SIMON

/s/ Marc S. Simon

[Signature Page to Director Agreement]

SCHEDULE A

DIRECTOR COMPENSATION

Independent Director Annual Compensation

•                                          $100,000 retainer (payable in quarterly installments)

•                                          Optional health insurance coverage under the Company’s health insurance plan

•                                          Reimbursement of expenses incurred in attending meetings of the Board of Directors and the committees thereof